AMENDMENT NO. 2
TO
MASTER DISTRIBUTION PLAN
(CLASS S SHARES)
     The Master Distribution Plan (the “Plan”), effective September 25, 2009, pursuant to Rule 12b-1, is hereby amended, effective [__________, 2011], as follows:
     WHEREAS, the parties desire to amend the Plan to add the following portfolio: Invesco Moderately Conservative Allocation Fund;
     NOW THEREFORE, Schedule A to the Plan is hereby deleted and replaced in its entirety with the following:
“SCHEDULE A
TO
MASTER DISTRIBUTION PLAN
(CLASS S SHARES)
(DISTRIBUTION AND SERVICE FEES)
     The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for the Class S Shares of each Portfolio designated below, a Distribution Fee* and a Service Fee determined by applying the annual rate set forth below as to the Class S Shares of each Portfolio to the average daily net assets of the Class S Shares of the Portfolio for the plan year. Average daily net assets shall be computed in a manner used for the determination of the offering price of the Class S Shares of the Portfolio.

	Minimum
	Asset
	Based	Maximum	Maximum
AIM EQUITY FUND	Sales	Service	Aggregate
(INVESCO EQUITY FUND)	Charge	Fee	Fee
Portfolio — Class S Shares

Invesco Charter Fund	0.00%	0.15%	0.15%
Invesco Summit Fund	0.00%	0.15%	0.15%

	Minimum
	Asset
	Based	Maximum	Maximum
AIM GROWTH SERIES	Sales	Service	Aggregate
(INVESCO GROWTH SERIES)	Charge	Fee	Fee
Portfolio — Class S Shares

Invesco Conservative Allocation Fund	0.00%	0.15%	0.15%
Invesco Growth Allocation Fund	0.00%	0.15%	0.15%
Invesco Moderate Allocation Fund	0.00%	0.15%	0.15%
Invesco Moderately Conservative Allocation Fund	0.00%	0.15%	0.15%

*	The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the Portfolio (or Class thereof)”.
     All other terms and provisions of the Plan not amended hereby shall remain in full force and effect.
     Dated: [__________, 2011]

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